UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

The Gabelli Dividend & Income Trust (the “Fund”) posted a video to its YouTube channel in connection with the Fund’s 2026 annual meeting of shareholders. A copy of the transcript of the video is set forth below:

This is an important shareholder choice about the future direction of Gabelli Dividend & Income Trust, as its long-term stewardship and income-oriented strategy are now subject to a contested election.

Gabelli Dividend & Income Trust has been working for its shareholders for over two decades.

And the numbers show it.

Nearly 23% investor return in a single year. A distribution raised to $1.80 per share annually, paid every month. A discount to NAV that has narrowed meaningfully over time — through active management, share repurchases, and an active Board with substantial independent representation and several newer trustees added in recent years.

This is a team with a track record. And right now, we need your support.

Independent proxy advisory firm Glass Lewis has recommended that shareholders support all GDV Board nominees on the WHITE proxy card.

An outside activist, Saba Capital, is running a competing slate at GDV’s annual meeting — a firm that has been actively selling its own GDV shares while simultaneously seeking a seat on your board. Supporting Saba could introduce uncertainty around the future direction, governance and stewardship of a Fund designed for income-oriented investors.

This election has a participation requirement, and every share counts toward reaching it. An important thing for shareholders to know: any vote cast on Saba’s gold card, even a withhold vote, counts toward their tally. The only way to support GDV’s board is to vote the WHITE proxy card.

Vote the WHITE proxy card today. Let the results speak — and let this team keep producing them.

The choice is clear. The card is WHITE.

To vote your shares, or if you have questions on voting, please contact our proxy solicitor, Alliance Advisors, at 1-866-206-7868.